Exhibit 99.1
FOR IMMEDIATE RELEASE
Comscore Announces ROI Strategy to Transform the Business
Centers around three core objectives: Realign the Business, Optimize the Organization and Invest in Future Growth
Restructuring efforts expected to eliminate $20 to $25 million in annual run-rate costs
RESTON, Va., August 11, 2026 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, today announced the launch of its ROI Strategy, a transformational plan to realign the business, optimize how the Company operates, and invest in focused long-term growth opportunities. The strategy is designed to lower and create more flexibility in the Company's cost base, simplify how Comscore does business internally and externally, sharpen accountability, and concentrate resources on the products and opportunities that can create durable long-term value.
Objectives:
•Lower, More Flexible Cost Base: Streamlining corporate costs, expanding the use of offshore resources for repeatable operations, and reducing areas of complexity that do not match the Company's current strategic priorities.
•Sharper Organizational Culture & Focus: Building operating discipline, urgency, accountability and ownership mindsets across client service, product development, commercial programs and cross-functional execution.
•Simplifying the Operating Model: Streamlining legacy business costs and underused product features, while optimizing pricing and contract structures to support more sustainable economics.
•Strategic Product Development Mindset: Shifting product development toward reusable, scalable solutions rather than bespoke customizations.
•Disciplined Reallocation of Investments: Applying clearer standards for strategic alignment, commercial viability, execution feasibility and opportunity cost so resources are directed toward the highest-value priorities.
•Investing in Future Growth: Investing in cross-platform intelligence, activation expansion, creator and AI solutions, infrastructure, systems, culture and talent.
"Since assuming the leadership role at Comscore, I have spent significant time evaluating our business, our product portfolio, our organizational structure, and the opportunities we believe can create the greatest value for our customers, employees and shareholders," said Matt McLaughlin, CEO of Comscore. "What is clear is that Comscore has tremendous assets, intelligent algorithms and long-standing client relationships, but we are not yet organized or focused in the way required to fully leverage that value. The issue is not effort. The issue is focus, accountability, scalability and investment capacity. We must do better, and the ROI Strategy is designed to help us do that."
McLaughlin added, "Today we are announcing a significant set of transformation initiatives designed to address our cost structure, culture, operating model and investment discipline. To accomplish this, we must first realign the business and level-set costs to our current revenue base. This includes a substantial headcount reduction as well as additional initiatives to simplify areas of complexity and rationalize our international commercial footprint. These were difficult but necessary actions, and we expect to see the financial impact as we progress through fiscal 2027."
McLaughlin concluded, "The next phase is to optimize how we operate and invest in the future. We plan to streamline legacy activities, align data costs with current usage and strategic value, improve pricing and contract structures, and shift product development toward scalable solutions rather than bespoke activity. The purpose is not to do the same work with fewer people. The purpose is to focus resources more clearly on the areas where Comscore can create durable value. Lastly, we need to invest in our people, systems and growth opportunities to drive long-term value for all of our stakeholders. We believe our ability to combine cross-channel intelligence with channel-level enablement positions us to set the standard for modern measurement."

Exhibit 99.1
2026 Financial Impact
Based on the realignment plan announced today, the Company expects to generate between $20 and $25 million in annual run-rate cost savings related to the reduction in the current workforce. The one-time costs associated with the plan, consisting primarily of severance, termination benefits and other employee compensation-related costs, are estimated to range between $7 and $9 million. Comscore plans to use a portion of these savings to hire key leaders who will play a critical role in the ROI Strategy and to invest more meaningfully in continuing employees, along with other transformational initiatives.
About Comscore
Comscore is a global, trusted partner for planning, transacting, and evaluating media across platforms. With an unmatched data footprint that combines digital, linear TV and over-the-top viewership intelligence with advanced audience insights, Comscore empowers media buyers and sellers to quantify their multiscreen behavior and make meaningful business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, the Company's expectations, forecasts, plans and opinions regarding the timing, scope and impact of the realignment plan (including employee terminations, cost reductions, resource reallocations, contract modifications and future investments), future value creation, and the type, amount and timing of related costs and expected cost savings. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, impediments to the Company's ability to execute the plan as currently contemplated, higher-than-expected costs to implement the plan, changes to the assumptions upon which the estimated charges and savings are based, and unintended consequences from the plan that could negatively impact the Company's business or strategy. For additional discussion of risk factors, please refer to the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that the Company makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on the Company's forward-looking statements, which speak only as of the date such statements are made. Except as required by law, the Company does not intend or undertake, and expressly disclaims any duty or obligation, to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release or to reflect the occurrence of unanticipated events.

Media
Marie Scoutas
Comscore, Inc.
(917) 213-2032
Press@comscore.com

Investors
Jackie Marcus or Nick Nelson
Alpha IR Group
617-466-9257
Investor@comscore.com